Exhibit 23.2
Consent of Independent Auditors’
The Board of Directors
R. J. Reynolds Tobacco Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-117813, 333-117814, and 333-117815) on Form S-8 of Reynolds American Inc. and (No. 333-132419) on Form S-3 of R.J. Reynolds Tobacco Holdings, Inc. of our report dated February 27, 2007, with respect to the consolidated balance sheets of R. J. Reynolds Tobacco Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 10-K of Reynolds American Inc.
Our report dated February 27, 2007, on the consolidated balance sheets of R. J. Reynolds Tobacco Company and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that states that effective December 31, 2006, R. J. Reynolds Tobacco Company and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”
/s/ KPMG LLP
Greensboro, North Carolina
February 27, 2007